As filed with the Securities and Exchange Commission on February__, 2005

Registration No. 333-____________

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CHEMOKINE THERAPEUTICS CORP.

(Exact name of registrant as specified in its charter)

Delaware	33-0921251
(State or other jurisdiction	(IRS Employer Identification No.)
of incorporation or organization)

2386 East Mall, Suite 208

University of British Columbia

Vancouver, British Columbia V6T 1Z3

(Address of principal executive offices) (Zip Code)

CHEMOKINE THERAPEUTICS CORP. 2004 STOCK OPTION PLAN

(Full title of the Plan)

The Corporation Trust Company

Corporation Trust Center

1209 Orange Street

Wilmington, DE 19801

(Name and address of agent for service)

302-777-0247

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Chemokine Therapeutics Corp. 2004 Stock Option Plan Common Stock, $0.001 par value	4,550,416	$0.90(2)	$4,095,374.40(2)	$482.03

  This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Chemokine Therapeutics Corp.'s 2004 Stock Option Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant's receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant's Common Stock.

  Estimated, solely for purposes of calculating the registration fee, pursuant to Rule 457(h) of the Securities Act of 1933, as amended, on the basis of CDN$1.12, the closing sales price per share of Common Stock of Chemokine Therapeutics Corp. on February 11, 2005, as reported by the Toronto Stock Exchange. Proposed maximum offering price per security shown in U.S. dollars converted at CDN$1.2379 per US$1.00.

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference

        Chemokine Therapeutics Corp. (the "Registrant") hereby incorporates by reference into this Registration Statement the following documents, and any amendments thereto, previously filed with the Securities and Exchange Commission (the "Commission"):

  The Registrant's prospectus filed pursuant to Rule 424(b)(3) promulgated under the Securities Act of 1933, as amended (the "1933 Act"), with the Commission on December 22, 2004, in connection with the Registrant's Registration Statement No. 333-117858, filed with the Commission on December 17, 2004, in which there is set forth the audited financial statements for the Registrant's fiscal year ended December 31, 2003.

  The Registrant's Registration Statement No. 000-51080 on Form 8-A filed with the Commission on December 17, 2004, pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), in which there is described the terms, rights and provisions applicable to the Registrant's outstanding Common Stock and any amendments or reports thereto filed with the Commission for the purpose of updating such description.

        All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents, provided, however, that unless expressly incorporated into this Registration Statement, a report furnished on Form 8-K shall not be incorporated by reference into this Registration Statement.

        Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

        Not Applicable.

Item 5. Interests of Named Experts and Counsel

        Not Applicable.

Item 6. Indemnification of Directors and Officers

        As provided in the Registrant's bylaws and under Delaware law, the Registrant's directors shall not be personally liable to the Registrant or any other person for monetary damages for breach of duty of care or any other duty owed to the Registrant as a director, unless the breach of or failure to perform those duties constitutes:

  a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful, or had no reasonable cause to believe his conduct was unlawful;

  a transaction from which the director received an improper personal benefit, directly or indirectly;

  an act or omission which involves a conscious disregard for our best interests or which involves willful misconduct;

  an act of recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property; or

  a distribution made in violation of Delaware law.

          The Registrant's bylaws provides that the Registrant shall indemnify any director, officer, employee or agent made a party to a proceeding because he is or was the Registrant's director, officer, employee or agent against liability incurred in the proceeding if he acted in good faith and in a manner the person reasonably believed to be in or not opposed to the Registrant's best interests and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

          The Registrant's bylaws and Delaware law also provide that the Registrant shall indemnify a director, officer, employee or agent who has been successful on the merits or otherwise in the defense of any proceeding to which he was a party, or in defense of any claim, issue or matter therein, because he is or was a director, officer, employee or agent of the Registrant against expenses actually and reasonably incurred by him in connection with such defense.

  Item 7. Exemption from Registration Claimed

          Not Applicable.

  Item 8. Exhibits

Exhibit Number	Exhibit
5	Opinion and Consent of Squire, Sanders & Dempsey L.L.P.
23.1	Consent of Independent Registered Public Accounting Firm.
23.2	Consent of Squire, Sanders & Dempsey L.L.P. is contained in Exhibit 5.
24	Power of Attorney. Reference is made to page II-4 of this Registration Statement.
99.1	Chemokine Therapeutics Corp. 2004 Stock Option Plan. (Filed on October 20, 2004, as part of Amendment No. One to Form SB-2 Registration Statement.)

  Item 9. Undertakings

          A. The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the 1933 Act, (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference into this Registration Statement; (2) that for the purpose of determining any liability under the 1933 Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Registrant's 2004 Stock Incentive Plan.

          B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          C. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

  [Remainder of Page Left Intentionally Blank.]

  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, California on this 10th day of February, 2005.

  CHEMOKINE THERAPEUTICS CORP.

  By:/s/ Hassan Salari

  Hassan Salari

  President and Chief Executive Officer

  POWER OF ATTORNEY

  KNOW ALL PERSONS BY THESE PRESENTS:

          That each person whose signature appears below constitutes and appoints Hassan Salari, President and Chief Executive Officer, and David Karp, Chief Financial Officer, and each of them, as such person's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes, may lawfully do or cause to be done by virtue thereof.

          Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated:

Signature	Title	Date
	President and Chief Executive Officer and Member of the Board of Directors	February 10, 2005
Hassan Salari

	Chief Financial Officer	February 10, 2005
David Karp

	Member of the Board of Directors	February 10, 2005
Matthias C. Kurth

	Member of the Board of Directors	February 10, 2005
Michael Evans

	Member of the Board of Directors	February 10, 2005
John Osth

	Member of the Board of Directors	February 10, 2005
C. Richard Piazza